Exhibit 10.1

ROUNDY’S, INC.

SEVERANCE PAY PLAN

1. Purpose of the Plan. Roundy’s, Inc. (“Roundy’s”) has adopted this Roundy’s, Inc. Severance Pay Plan (the “Plan”) to provide severance benefits for eligible employees of Roundy’s and its subsidiaries (the “Company”) whose employment is involuntarily terminated under the circumstances described herein.

2. Eligible Employees. Subject to the conditions and exceptions set out below, Company employees eligible to participate in the Plan (each a “Participant”) are those individuals who have been designated, from time to time, as participants by the Board of Directors of Roundy’s (the “Board”), by the compensation committee (or its equivalent) of the Board (“Compensation Committee”) or by the President of Roundy’s. Such Participants shall be classified as either (a) Class A Participants or (b) Class B Participants. The Participants may be changed (by the addition of other employees, a change of classification and/or the deletion of employees previously named) at any time by the written direction of the Board, the Compensation Committee or the President of Roundy’s; provided that any employee who is a Participant as of the date of a Change of Control shall remain so listed for a period of not less than two (2) years following such Change of Control.

3. Conditions for Payment of Severance Benefits. Subject to the exceptions set out in Section 4 below and subject to Section 11(b) below, a Participant will be entitled to receive Severance Benefits (as defined below) under this Plan if the following conditions are met:

(a) The Participant’s employment is terminated either

(i) by the Company, without Good Cause, or

(ii) voluntarily by the Participant but only for Good Reason (as defined below);

and

(b) in the case of a Class B Participant, such termination of employment occurs within the twenty-four (24) month period following a Change in Control; and

(c) the Participant remains in good standing in his or her position with the Company through the last day of his or her employment; and

(d) the Participant enters into an agreement or agreements with the Company, on such terms as the Company may reasonably determine to be appropriate (but which terms shall not vary substantively, in any material respect, among the several Participants in the Plan) under which the Participant shall release the Company and its shareholders and its and their officers, directors, employees and principals from any and all claims the Participant may have against them, and such release is effective and no longer subject to revocation within sixty (60) days following the Participant’s termination of employment; and

(e) the Participant complies in all respects with the terms of such Participant’s Employee Confidentiality and Non-Competition Agreement, or any other applicable agreement between Company and the Participant with respect to post-termination obligations respecting confidentiality, the return of Company property, the treatment of Company intellectual property, non-competition, non-solicitation of customers or employees or other similar matters.

4. Exceptions. Notwithstanding the foregoing, a Participant shall not be eligible to receive Severance Benefits under any of the following circumstances:

(i) If the Participant’s employment is terminated by the Participant, voluntarily and without Good Reason; or

(ii) If the Participant’s employment is terminated as a result of his or her death or Incapacity (as defined below); or

(iii) If the Participant’s employment is terminated for Good Cause (as defined below).

5. Severance Benefits. The “Severance Benefits” payable to a Participant under this Plan consist of only the following:

(a) Salary Continuation and Bonus Payment.

(i) In the case of a Class A Participant only, if such termination does not occur within the twenty-four (24) month period following a Change in Control, Roundy’s shall pay the Participant a total amount equal to the product of (A) one (1.0) and (B) the sum of the Participant’s annual base salary and target bonus (as each is in effect when the Participant’s employment is terminated), paid pro-rata on a monthly basis over a period of one (1) year following such termination; provided that to the extent that the payment of any such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined herein), any such payment scheduled to occur during the first sixty (60) days following the date of termination shall not be paid until the first regularly scheduled payment date of the Company following the sixtieth (60th) day following the date of termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii) If such termination occurs within the twenty-four (24) month period following a Change in Control, Roundy’s shall pay the following:

(1) If the Participant is a Class A Participant, the Participant shall receive a total amount equal to the product of (A) one and one-half (1.5) and (B) the sum of the Participant’s annual base salary and target bonus (as each is in effect when the Participant’s employment is terminated), paid in a lump-sum on the first regularly scheduled payment date of the Company following the date that the agreement referred to in Section 3(d) is effective and no longer subject to revocation; provided that to the extent that the payment of any such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the date of termination shall not be paid until the first regularly scheduled payment date of the Company following the sixtieth (60th) day following the date of termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; or

(2) If the Participant is a Class B Participant, the Participant shall receive a total amount equal to the product of (A) one (1.0) and (B) the Participant’s annual base salary as is in effect when the Participant’s employment is terminated, paid in a lump-sum on the first regularly scheduled payment date of the Company following the date that the agreement referred to in Section 3(d) is effective and no longer subject to revocation; provided that to the extent that the payment of any such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the date of termination shall not be paid until the first regularly scheduled payment date of the Company following the sixtieth (60th) day following the date of termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iii) Roundy’s shall pay the Participant a prorated portion (based upon the portion of the applicable performance period during which the Participant was employed) of any bonus that may be earned in the performance period that includes the date of termination, subject to the satisfaction of any applicable performance goals related thereto.

(b) Health Insurance. Subject to (A) the Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Participant’s continued copayment of premiums at the same level and cost to the Participant as if the Participant were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Participant (and the Participant’s eligible dependents) for a period of one (1) year following the termination of the Participant’s employment, at the Company’s expense, provided that the Participant is eligible and remains eligible for COBRA coverage.

(c) A Participant’s Severance Benefits may be changed (but in no event shall it be greater than the amount described in this Plan) at any time after the Participant becomes a Participant in the Plan, by the written direction of the Board, the Compensation Committee or the President of Roundy’s; provided that for a period of two (2) years following a Change of Control, no change shall be made in the Severance Benefits of any Participant who was a Participant as of the date of such Change of Control.

6. Definitions.

(a) Change of Control. A “Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock (as defined in the Incentive Plan), shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly of more than 20% of the outstanding capital stock of the Company, (ii) consummation by the Company of a complete liquidation, or sale or disposition by the Company, of all or substantially all of it assets (determined on a consolidated basis), (iii) during any period of twelve months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a “person” who has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii) or (iv) of this Section or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, or (iv) consummation of any consolidation or merger involving the Company in which the Company is not the continuing or surviving entity or pursuant to which the capital stock of the Company is converted into cash, securities or other property, other than a merger or consolidation of the Company in which the beneficial owners of the capital stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the capital stock of the surviving entity immediately after such consolidation or merger; provided, however, that notwithstanding anything to the contrary contained herein, a Change of Control shall be deemed not to have occurred (A) in the event that the Company has completed an initial public offering of its securities pursuant to the Securities Act, or (B) unless such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case as determined pursuant to Code Section 409A(a)(2)(A)(v).

(b) Good Cause. “Good Cause” means any one or more of the following, in each case as determined in good faith by the Board or the Compensation Committee: (i) the commission by the Participant of a felony or crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any its customers or suppliers; (ii) conduct on the part of the Participant that brings the Company into public disgrace or disrepute in any material respect; (iii) the Participant’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company; (iv) the failure of the Participant to carry out the duties and responsibilities of his or her office or position, or to follow a specific and lawful directive of the Board or an officer of the Company to whom the undersigned reports (provided such directive is consistent with the Participant’s office or position); (v) the Participant’s willful disclosure of material confidential information or trade secrets of the Company to or for the benefit of a competitor of the Company, to the extent such information was not available publicly; or (vi) any intentional misrepresentation by the Participant to the Board or to an officer of the Company to whom the Participant reports. For purposes of the preceding definition, no act, failure to act, or omission on the part of the Participant will be deemed to have been “willful” or “intentional” if done or omitted to be done in good faith and in the reasonable belief that it was in or not opposed to the best interests of the Company. Any such act or omission or failure to act based upon the advice of counsel for the Company will be conclusively deemed to have been done or omitted to be done in good faith and in the best interests of the Company.

(c) Good Reason. “Good Reason” means any of the following (in each case, effected by the Company, without the Participant’s voluntary concurrence), occurring within six (6) months prior to the Participant’s resignation, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Participant to the Company of the occurrence of one of the reasons set forth below: (i) any material diminution in the total value of the Participant’s base salary; (ii) if Participant’s principal place of work is, without his or her consent, relocated such that it is at least 50 miles farther from his or her residence than was his or her former principal place of work; or (iii) a substantial diminution of or adverse change in Participant’s authorities, functions, duties or level of responsibility in the Company, to the point that the Participant’s job functions and level of responsibility in the Company (or in its successor, or in the business unit that comprises substantially the business of the Company as it existed preceding the Change of Control) are not reasonably commensurate with the level of responsibility or the functions associated with the Participant’s position with the Company immediately preceding the Change of Control. The Participant shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Participant.

(d) Incapacity. “Incapacity” means the disability of the Participant caused by any physical or mental injury, illness or incapacity as a result of which the Participant is unable effectively to perform the essential functions of the Participant’s duties as determined by the Board or the Compensation Committee in good faith, for a period of ninety (90) consecutive days or a period of 120 days during any 180-day period.

7. Integration with Other Severance Agreements or Arrangements. It is intended that the benefits under this Plan not be duplicative of any other severance or similar benefits to which a Participant may be entitled under any other agreement, contract or arrangement he or she may have with the Company. Accordingly, if any Participant who becomes otherwise entitled to Severance Benefits hereunder is also entitled to any other severance, salary continuation, insurance or similar benefits or compensation following the Participant’s termination of employment under any other contract, agreement, plan or arrangement between that Participant and the Company (“Other Plans”), the benefits otherwise payable under this Plan shall be replaced by the amount of any similar benefit that is paid or payable under the Other Plans.

8. No Contract of Employment. Nothing herein contained shall be construed or interpreted to impose on the Company any obligation to continue the employment of any Participant, or confer on any Participant any rights to any such continued employment.

9. Source of Benefits. Benefits under this Plan will be paid from the general assets of Roundy’s. No assets or funds with respect to any such benefits will be segregated by Roundy’s in any fund, account or trust. A Participant shall have no greater claim against the assets of Roundy’s than as a general unsecured creditor.

10. Administration. This Plan will be administered by the Compensation Committee. The Compensation Committee shall make the rules and regulations necessary to administer this Plan. The Compensation Committee shall have the discretionary authority and responsibility to determine eligibility for benefits (including without limitation determinations as to the existence or non-existence of “Good Cause” or “Good Reason”) and the amount of such benefits, and to construe the terms of the Plan. The determinations and constructions of the Compensation Committee will be final, binding and conclusive as to all parties, unless found by a court of competent jurisdiction to be arbitrary and capricious.

11. Amendment or Termination of the Plan; No Multiple Changes of Control.

(a) Roundy’s reserves the right prior to a Change of Control, whether in an individual case or more generally, to amend or terminate this Plan, and/or to alter, reduce or eliminate any pay practice, policy or benefit, in whole or in part, with or without advance notice; provided, however, that no such amendment or termination shall adversely affect the benefits payable with respect to any Participant whose employment has terminated prior to the adoption of such amendment or termination. Upon a Change of Control, the Company, or the successor to the Company, may not amend or terminate this Plan in any manner for a period of one (1) year.

(b) It is intended that this Plan shall provide Severance Benefits in respect of only one Change of Control, and therefore after the occurrence of the first Change of Control to occur after the adoption of this Plan, no subsequent Change of Control shall be deemed to satisfy the requirement of Section 5(a)(ii).

12. Taxes.

(a) The Company will withhold, or cause to have withheld, all applicable income and payroll taxes, wage assignments, garnishments and the like from any benefit paid under this Plan to the extent required by law.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d) Notwithstanding anything to the contrary in this Agreement, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the previous sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f) For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Notwithstanding any provision of the Plan to the contrary, if any payments or benefits a Participant would receive from the Company under the Plan or otherwise in connection with a change in control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 11(g), would be subject to the excise tax imposed by Section 4999 of the Code, then such Participant will be entitled to receive either (i) the full amount of the Total Payments or

(ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such Participant’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 11(g) shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Participant. For purposes of making the calculations required by this Section 11(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 11(g), the payment reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each payment and then reducing the payments in order beginning with the payments with the highest Parachute Payment Ratio. For payments with the same Parachute Payment Ratio, such payments shall be reduced based on the time of payment of such payments, with amounts having later payment dates being reduced first. For payments with the same Parachute Payment Ratio and the same time of payment, such payments shall be reduced on a pro rata basis (but not below zero) prior to reducing payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such payments that constitutes a “parachute payment” under Section 280G(b)(2), and the denominator of which is the intrinsic value of such payments.

13. Effect on Retirement Plans. Any amounts payable to a Participant under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any profit sharing plan, pension plan, or other arrangement of the Company for the benefit of its employees.

14. Miscellaneous Provisions.

(a) Assignment. The right of a Participant or any other person to the payment of the Severance Benefits under this Agreement shall not be assigned, transferred, pledged or encumbered, voluntarily or by operation of law.

(b) Death of Participant. In the event a Participant who is entitled to Severance Benefits hereunder dies after the termination of his or her employment and before the amounts payable under Section 5(a) of this Plan have been paid, such amounts shall continue to be paid to the Participant’s estate. Upon such death, the health insurance benefits payable under Section 5(b) shall be continued (for the remainder of the period described therein) for the benefit of the deceased Participant’s spouse and/or family members, if any, who were covered by the deceased Participant’s insurance immediately prior to his or her death.

(c) References. If Roundy’s or any of its subsidiaries merges or consolidates with or into any other corporation or entity (whether or not Roundy’s or its subsidiary is the surviving entity in such transaction), or transfers all or substantially all of its business or assets to another corporation or other form of business or other entity, all references herein to Roundy’s (or to the Company, as the case may be) shall be deemed references to the corporation or other entity surviving such merger or consolidation or to which such assets or business are transferred (as well as to Roundy’s or to the Company, if Roundy’s or its subsidiary remains in existence).

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